EXHIBIT 99.1

Armada Oil Executes Agreement for Third Tranche of Funding with Gulfstar Resources

Dallas, TX, May 19, 2014: Armada Oil, Inc. (the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, is pleased to announce that it has entered into an agreement with Gulfstar Resources, LLC (“Gulfstar”), a private energy investment group, for a third tranche of capital associated with its recent asset reallocation transaction.

The total committed net funding for this tranche is approximately $2,040,000 and, upon full funding (scheduled to close on or before June 15, 2014), Gulfstar will have acquired an additional 12.6% of TNR Holdings, LLC (“TNRH”). At that point, the Company’s ownership interest in TNRH will be approximately 27% and the Company will have accomplished its stated goal of the reallocation of the bulk of our assets to the mid-continent region while maintaining significant net production in south Louisiana.

This tranche will provide capital availability for the drilling of Bear Creek #1, the initial test well on the Company’s Anadarko farmout acreage in Carbon County, Wyoming.  The Anadarko agreement covers approximately 9,800 net mineral acres in Carbon County, Wyoming. The Company has well logs from nearby wells showing the presence of all three Niobrara “benches” as well as extensive 3-D data confirming the Niobrara as well as the deeper conventional zones. The drilling of the Bear Creek #1 will not only test deep conventional zones with significant potential, but will also provide valuable data on the quality and potential of the Niobrara Shale on the project acreage.  Potential reserves per well from the Niobrara Shale could be upwards of 300,000 to 500,000 barrels with liquids ratios of 60% to 80%.

“We are pleased to have put in place an agreement for the third tranche of funding from Gulfstar. The combination of this funding and operational cash flow will allow us to drill the initial test well on our Anardarko farmout property in Wyoming as well as to drill an initial round of wells and accomplish additional field enhancements and improvements on our new lease property in Kansas. We look forward to an exciting second half of 2014,” said Randy M. Griffin, CEO of Armada Oil, Inc.

About Armada Oil, Inc.
Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana and in Woodson County, Kansas.  In addition, the Company has developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and controls a strategic acreage position in southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil, Inc.
972-490-9595
investorrelations@armadaoil.us